HELEN OF TROY, LIMITED Moderator: Robert Spear 01-06-05/10:00 a.m. CT Confirmation # 581456 Page 1

HELEN OF TROY, LIMITED

Moderator: Robert Spear
January 6, 2005
10:00 a.m. CT

Operator: Good morning and welcome, ladies and gentlemen, to the Helen of Troy third quarter earnings conference call for fiscal 2005.

At this time, I’d like to inform you that all participants are in a listen-only mode. At the request of the company, we will open the conference up for questions and answers after the presentation.

Our speakers for this morning’s conference call are Gerald Rubin, Chairman, Chief Executive Officer and President; Christopher Carameros, Executive Vice President; Thomas Benson, Senior Vice President and Chief Financial Officer; and Robert Spear, Senior Vice President and Chief Information Officer.

I will now turn the conference over to Robert Spear. Please go ahead, sir.

Robert Spear: Good morning, everyone. And welcome to Helen of Troy’s third quarter earnings conference call for fiscal year 2005.

The agenda for this morning’s conference call is as follows. We’ll review our forward-looking statement briefly. Following that, Mr. Rubin will discuss our third quarter earnings release and related results of operations for Helen of Troy, followed by a financial review of our income statement and balance sheet for the quarter by Tom Benson, our Chief Financial Officer. And finally, we’ll open it up for question and answers for those of you with any further questions.

HELEN OF TROY, LIMITED Moderator: Robert Spear 01-06-05/10:00 a.m. CT Confirmation # 581456 Page 2

Safe Harbor - this conference call may contain certain forward-looking statements that are based on management’s current expectation with respect to future events or financial performance. A number of risks or uncertainties could cause actual results to differ materially from historical or anticipated results.

(Generally), the words “anticipates,” “believes,” “expects,” and other similar words identify forward-looking statements. The company cautions listeners not to place - to not place undue reliance on forward-looking statements. Forward-looking statements are subject to risk that could cause such statements to differ materially from actual results.

Factors that could cause actual results to differ from those anticipated are described in the company’s Form 10-K, filed with Securities and Exchange Commission for the fiscal year ended February 29th, 2004 and Form 10-Qs for the quarters ended May 31, August 31 and November 30, 2004.

Before I turn the conference over to our Chairman, Mr. Rubin, I would like to inform all interested (parties) that a copy of today’s earnings release has been posted on our Web site, at www.hotus.com. The release can be accessed by selecting the Investor Relations tab on the home page, and then the News tab.

I’ll now turn the conference over to Mr. Gerald Rubin, Chairman, CEO and President of Helen of Troy.

Gerald Rubin: Thank you, Bob and good morning to everybody.

HELEN OF TROY, LIMITED Moderator: Robert Spear 01-06-05/10:00 a.m. CT Confirmation # 581456 Page 3

Today, Helen of Troy reported record sales and net earnings for the third quarter and nine months ending November 30th, 2004. Sales in the third quarter increased 24 percent, to a record 205,682,000 from sales of 165,386,000 for the third quarter of the prior year. Third quarter record net earnings increased by a strong gain of 24 percent to 31,135,000, or 97 cents per diluted share; from $25 million, or 78 cents per diluted share for the same period a year earlier, including a three cents per diluted share loss from discontinued operations of Tactica International.

Income from continuing operations increased by 20 percent, to $31,135,000, or 97 cents per diluted share; from 25,933,000, or 81 cents per diluted share for the same period a year earlier. Nine months sales increased 25 percent to a record 453,932,000, from sales of 361,957,000 in the previous year. Fiscal year-to-date net earnings increased 22 percent, to 64,466,000, or $1.98 per diluted share; versus $53 million, or $1.71 per diluted share from the comparable period last fiscal year, including a penny and seven cents per diluted share loss from discontinued operations of (Tactica International and Incorporated), respectively.

Income from continuing operations increased 17 percent, to 64,688,000, or $1.99 per diluted share; versus 55,264,000, or $1.78 per diluted share in the comparable period last fiscal year. Last year’s nine-month - last year’s nine-month earnings included a one-time non-operating gain from litigation proceeds (in) the pretaxed amount of 2.6 million, or eight cents per diluted share.

I’m extremely pleased with our excellent sales and earnings results during the third quarter and the first nine months of the fiscal year. Sales remain strong this holiday season. And this is the first quarter in our 37 year history of which sales have exceeded $200 million. It was just a few years ago that $200 million was actually a good year.

Our overall outstanding performance is driven by our ability to provide the customer a large variety of quality products. And we believe that we are the market leader in new product development and innovation.

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Sales leaders for the third quarter included our domestic and international retail personal cares, products, household consumer products, and grooming, skin and hair care products. This quarter marks the 38 of 43 quarters in which sales and earnings from continuing operations exceeded prior year results. Retailers have told us that they had strong sales in our products for the Christmas season. And our December sales for Helen of Troy which starts off our fourth quarter were record sales for us also.

For the fourth quarter ending February 28th, 2005, we currently expect overall sales to be in the range of 136 million to 146 million, compared to last year’s fourth quarter sales of 113 million or an increase of 20 to 29 percent. Earnings per share for the fourth quarter, currently are expected to be in the range of 58 cents to 63 cents per diluted share, versus the prior year’s fourth quarter earnings from continuing operations of 50 cents per diluted share, and increase of 16 to 26 percent. Sales are currently expected to be in the range of $590 million to 600 million for the fiscal year ending February 28th, 2005. With earnings per share for continuing operations anticipated to be in the range of $2.57 to $2.62 cents per diluted share.

We are currently forecasting sales for next fiscal year beginning March first 2005, in the range of 645 to 660 million. We are also initiating next year’s fiscal earning’s per share guidance to be between $2.90 to $3.00 per diluted share. I would now like to turn this conference over to Tom Benson, our CFO who will review the financial results.

Tom Benson: Thank you, Gerry and good morning to everyone. We’re all pleased with our record operating performance for the third quarter.

Third quarter sales grew 24.4 percent year-over-year. The net sales in the third quarter of fiscal 2005, were 205.7 million compared to 165.4 million in the prior year quarter. This represents an increase of $40.3 million which is a 24.4 percent increase. However, more importantly our third quarter operating income increased by 35.2 percent year-over-year. Operating income for the third quarter in fiscal 2005 was 42.8 million, 20.8 percent of sales. The operating income for the third quarter and fiscal 2004 was 31.7 million, 19.2 percent of sales. This is an increase of $11.1 million, a 35.2 percent increase, and a 1.6 percentage point increase in the operating income margin.

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Third quarter income from continuing operations improved 20.1 percent in dollar terms year-over-year. Income from continuing operations was 31.1 million in the third quarter of fiscal 2005 compared to 25.9 million in the prior-year fiscal quarter. This is an increase of $5.2 million, a 20.1 percent increase.

Third quarter earnings from continuing operations per diluted share were 97 cents for the third quarter of this fiscal year, compared to 81 cents for the third quarter of the prior fiscal year. This represents a 16-cent increase, which is a 19.8 percent increase.

During the third quarter ended November 30th, 2003, we had a loss from discontinued operations net of taxes of 871,000 related to the Tactica business which was sold in April 2004. This had a three-cent negative impact on diluted earnings per share. No gain or loss from discontinued operations was recorded in the quarter ended November 30th, 2004. Diluted earnings per share after discontinued operations was 97 cents for the third quarter of this fiscal year, compared to 78 cents in the third quarter in the prior year. This is a 19-cent increase, 24.4 percent increase.

During the quarter ended November 30th, 2004, we had two items that are (nonrecurring) in nature. Both items relate to the Tactica business which was sold in April 2004. (As) part of the sales proceeds, we received a security that had a one-year restriction before we could sell it. This security has had a reduction in value, and we have provided for $2.6 million loss in other income this quarter. Tactica has recently filed bankruptcy, and we have also provided a $400,000 bad debt reserve for accounts - excuse me - for (amounts) they owed us at the time of bankruptcy. These - together these items are three million pretax and approximately 2.3 million after tax, which resulted in a seven-cent-per-diluted-share negative impact.

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Now I will provide a more detailed review of the various components of our financial performance.

(On) June 1st, 2004, we acquired certain assets and liabilities of OXO International for 273 million. OXO is a leader in providing innovative consumer product tools in a variety of areas including kitchen, cleaning, barbecue, (bar ware), garden, automotive, storage and organization. Brands that we sell include OXO Good Grips, OXO Steel, OXO Good Grips iSeries and OXO Softworks. This business will be referred to as our Housewares segment.

Our other segment is our Personal Care segment - includes the following product lines, appliances. Products in this group include curling irons, thermal brushes, hair straighteners, hair dryers, massagers, spa products, (foot baths) and electric clippers and trimmers. Key brands in (appliances) include Revlon, Sunbeam, Vidal Sassoon, Hot Tools, Wigo and Dr. Scholl’s.

Grooming, skin care and hair products are included in the Personal Care segment and consist of the following brands; Vitalis, SeaBreeze, Ammens, Condition 3-in-1, Final Net, Vitapointe, Brut, Epil-Stop, TimeBlock, and Skim Milk.

Brushes, combs and accessories are also included in the Personal Care segment. Key brands in the - in the product category include Revlon, Vidal Sassoon and Karina. The company’s quarterly net sales were 205.7 million for quarter three this fiscal year, compared to 165.4 million in the prior year third fiscal quarter. This represents an increase of $40.3 million, 24.4 percent. Personal segment net sales were 175.5 million in quarter three fiscal 2005, compared to 165.4 million in quarter three fiscal 2004. This represents an increase of $10.1 million, which is a 6.1 percent sales increase.

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Core growth excludes September 2004 Brut sales, because Brut was acquired September 29th, 2003, and the sales of the TimeBlock and Skim Milk, which was acquired September 29th, 2004.

Core sales for the fiscal third quarter - I’m sorry - for third quarter fiscal 2005 were 170.8 million, compared to 165.4 million in the third quarter of fiscal 2004. This is an increase of $5.4 million, or a 3.3 percent increase. For the first three fiscal quarters ending November 30, 2004, our core growth has been 4.3 percent.

We ran an infomercial for Straight to the Max that resulted in sales for the quarter (and) nine months ended November 30th, 2003 of 6.5 million and 7.8 million, respectively. We did not run the same infomercial this year. Excluding the Straight to the Max sales in the prior year, our core growth for the quarter (and) year would have been 7.5 percent and 6.6 percent, respectively.

Net sales in our other segment, the Housewares segment, were 30.2 million for quarter three, fiscal 2005, and are 53 million since the acquisition of OXO on June 1st, 2004.

Gross profit - gross profit for the third quarter was 98.7 million this year, which is 48 percent of sales; compared to 75.2 million the prior year, which is 45.5 percent of sales. This represents a $23.4 million increase. It’s a 31 percent increase, and the gross margin percentage has improved 2.5 percentage points.

The increase in gross profit percent of 2.5 percentage points is primarily due to a combination of sales mix changes to (our) higher-margin items resulting from the OXO acquisition, margin improvement - and margin improvement due to selective product cost decreases and higher margin on new items with enhanced features.

Selling general and administrative expenses - for the third quarter, SG&A expense increased as a percent of sales. The SG&A expense was $55.8 million in the third quarter of fiscal 2005, which is 27.1 percent of sales; compared to $43.5 million the prior-year fiscal quarter, which is 26.3 percent of sales. This represents a .8 percentage point increase. The increase in SG&A percentage is primarily due to higher personnel costs resulting from sales growth and positive operating results.

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Operating income - operating income improved to 20.8 percent of net sales, $42.8 million for quarter three fiscal 2005; compared to 19.2 percent, or 31.7 million for quarter three of fiscal 2004.

Interest expense was up in the quarter ended November 30th, 2004, to 3.1 million, compared to the prior-year quarter of one million, due to the interest expense associated with the new debt resulting from the OXO, TimeBlock and Skim Milk acquisitions.

Our tax expense for the third quarter fiscal 2005 was $6.3 million. It’s 16.7 percent of income before taxes. This compares to 5.4 million, 17.3 percent of income before taxes in the prior-year fiscal third quarter. The effective tax rate is down .6 percentage points, compared to the prior year, due to the mix of income in taxing jurisdictions with different tax rates.

I will now discuss our financial position. Our cash balance was nine million at November 30th, 2004, which is comparable to 53 million in our prior year end, February 29th, 2004. We have a $75 million revolving line of credit in place, of which we borrowed 46 million and (had) approximately 1.3 million of letters of credit outstanding, leaving us with approximately 27.7 million of available borrowings under the credit facility as of November 30th, 2004.

Yesterday, we made a $10 million scheduled principal payment of debt that had a fixed interest rate of 7.01 percent. The next scheduled principal payment is due in January 2006.

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Accounts receivable increased 58.2 million year over year, with a sales increase of 40.3 million for the quarter. Accounts receivable turnover increased to 72 days at November 30th, 2004, compared to 69 days at November 30th, 2003.

Inventories at November 30th, 2004 increased 25.6 million from November 30th, 2003. Inventory levels at November 30th, 2004 are up 22.5 percent over the prior year, with a quarterly sales increase of 24.4 percent.

Shareholders’ equity increased 68.5 million, to 407.3 million at November 30th, 2004, compared to November 30th, 2003.

I will now turn it over to Chris Carameros for some additional comments.

Chris Carameros: Good morning. This is Chris Carameros. Like to make some comments on some various tax issues we have around the world.

In 1994, Helen of Troy was reincorporated (as a) media-based company. This was a very important strategic step to establish Helen of Troy as a true international company, with sales offices around the globe. Today, Helen of Troy has sales and operations in (Mekau), the UK, France and Germany. Helen of Troy also operates in over 10 Latin American countries, and also in the Carribean.

This reincorporation or inversion also allowed Helen of Troy to minimize its overall worldwide tax expense. Over the last several years, Congress has considered legislation that would affect companies which underwent this type of reincorporation or inversion.

I am pleased to report that (on) October 22nd, 2004, the President signed the American Jobs Creation Act. The act contains certain anti-inversion provisions that affect companies who invert or reincorporate after March 5th, 2003. Since our inversion occurred in 1994, we are effectively grandfathered under this legislation. We believe this issue is now behind us and currently do not foresee future (legislative) threat to our (Bermuda parent) structure.

HELEN OF TROY, LIMITED Moderator: Robert Spear 01-06-05/10:00 a.m. CT Confirmation # 581456 Page 10

Further, once of our companies does business as an IBC, or international business company, in Barbados. Barbados and the United States recently agreed to some changes to the existing treaty between the two countries. Overall, we do not expect that the company’s tax rate will be adversely affected in any material respect as a result of this tax change - of this treaty change.

Would now like to comment on our Hong Kong tax status. We previously had certain business operations in Hong Kong which gave rise to tax disputes. Due to various changes in our business by our suppliers and customers that do business in China, we no longer do those business operations in Hong Kong. Consequently, (we) believe (this) potential tax disclosure to Hong Kong has been eliminated on an ongoing, forward basis. We’re defending the prior year’s Hong Kong tax assessments, and we continue to believe that a resolution of this dispute will not have a material adverse affect on the company.

I would now like to comment on the U.S. tax status. As we have reported in the past, the IRS has audited our 2000 and 2002 tax returns. The IRS has proposed adjustments to our taxable income which we did not agree to. All years prior to 2000 have been audited, and the issues raised have been resolved and all taxes paid. In fact, in the last audit by the IRS, we actually received a refund of taxes paid. Although we do not expect a refund of taxes paid for the 2000 through 2002 audits, we continue to believe that the resolution of our issues will not have a material affect on our financial position.

The last item I’d like to mention is (the) homeland investment provisions. We are considering the possibility of repatriating pre-inversion - that means before 1994 - (foreign) earnings to the U.S., under the temporary repatriation exemption contained in the American Jobs Creation Act. But we wish to review the expected IRS guidelines and the new rules (before deciding) to do this. This is beneficial to the company due to lower tax rate of approximately five percent on those pre-1994 earnings, versus the normal 35 percent federal corporate tax rate.

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We view the above legislation and changes as a positive evolution, and that Helen of Troy is well positioned to continue its international growth while minimizing our tax liabilities.

I’d like to now turn it over to (Jerry) Rubin.

Gerald Rubin: Operator, we’re now available for questions.

Operator: Thank you. The question-and-answer session will be conducted electronically. If you would like to ask a question, you may do so by pressing the star key followed by the digit one on your touch-tone telephone. As a reminder, if you’re using a speakerphone, please make sure your mute button is turned off to allow your signal to reach our equipment. Also if you find that your question has already been answered, you may remove yourself from our queue by pressing the pound key.

Our first question comes from Mike Carlotti.

Mike Carlotti: Yes, hi. Good morning. Good quarter. Two quick balance sheet questions - balance sheet and cash flow statement - what was the long-term debt? You said what was on the revolver, but what’s the long-term debt balance?

Male: The long-term debt is - we have a portion of it at $225 million. That’s five-, seven- and 10-year debt. And we have another $45 million debt that we have scheduled principal payments over the next five to eight years.

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Mike Carlotti: OK. So (it was) 270 million (of) long-term, and then 47 million of short-term. ((inaudible))

Male: Correct.

Mike Carlotti: OK.

Male: There is also $10 million of another short-term that was paid yesterday.

Mike Carlotti: OK. And on the cash flow statement - cash flow from operations and cap ex for the quarter?

Male: All that information will be in our 10-Q that we’re going to be filing on Monday.

Mike Carlotti: OK, great. Thanks.

Male: Thank you.

Operator: Our next question comes from Rommel Dionisio.

Rommel Dionisio: Hi. Good morning. Very nice quarter, gentlemen. I wonder if you could just provide, (Jerry), a little granularity with regards to the Personal Care business, in terms of brands and organic growth in the quarter - specifically SeaBreeze, Vitalis, Brut - and just talk about which were sort of stellar performers in the quarter and which were maybe a little more flat?

Chris Carameros: This is Chris Carameros. I’ll comment on that. As far as - you know, in our Idelle Labs division, Brut by far is the bigger brand. As you know, we bought that from Unilever, ticked that over. You know, our focus has been to establish that brand that keep it on the shelf, which we’ve been successful in doing. The good thing about Brut, along with it being a great brand in the U.S. - (we have it) for the Western Hemisphere, as you may recall - is it also had a nice presence in Mexico and Latin America. Been able to establish that in Mexico and expand on some distribution in Brazil and other places. And we look at taking Brut somewhat like - if you take a look at (what PNG with) Old Spice, we kind of want to reinvent that brand, and not to necessarily leave our customers behind, but also do some other potential line extensions on Brut.

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SeaBreeze we’re excited about. We’re repositioning SeaBreeze and taking some of those (skus), and delivering - I believe, in January, first of February - some new (sku) sets to the retail, and repositioning some of the brands we have at SeaBreeze. And we’re quite pleased with the way Idelle is performing in the U.S. and internationally.

Rommel Dionisio: OK, Chris, just a follow-up on that. On the liquids business - I know in the last quarter, you attributed higher media and advertising (trechal) costs - (largely) behind the liquids business. Has that continued in the quarter? And what’s the outlook there going forward as well?

Chris Carameros: Yes, we’ve continued to reinvest in the business. And we’ve spent in media and customer promotions. And it’s reflected in our earnings. And it’s part of our overall strategy to reinvigorate some of these brands that have kind of been left behind. So it’s part of that process like all of our businesses we have. We have to reinvent the products and go through and do some new line extensions on those, but also, you know, promote those at the customer level. And with advertising, we continue to do so.

Rommel Dionisio: Great. Thank you, Chris and nice quarter again.

Chris Carameros: Thank you.

Operator: Next, we’ll take a question from Doug Lane.

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Doug Lane: Yes, hi. Good morning, everybody. Excuse me. First question - on the segment - you gave the sales numbers - do you have the segment profit numbers available?

Male: They’ll be in the Q on Monday. We’re not giving them out yet today. We’re finishing our Q up.

Doug Lane: OK. You mentioned Straight to the - just moving on here - you mentioned Straight to the Max, which was, if I remember right, (a) pretty important new product introduction idea (even), because of the idea of launching an infomercial, then migrating it to retail. (Jerry), can you just talk a little bit more about what you did with Straight to the Max - you obviously had some success in the prior fiscal year - and what you’ve done with that ((inaudible))?

Gerald Rubin: Well, as you - as you recall, it was on infomercial - strong last year. And we do have some retail distribution. But we decided not to continue spending the money on the infomercial and spend the money on other products, just as Chris mentioned, on Brut and SeaBreeze and other brands. Plus we have a national program going on TV with our Revlon products and our Vidal Sassoon products. So we thought it - it’s better to spend the money where the potential is. And it was in other categories.

Doug Lane: I’m sorry, go ahead.

Gerald Rubin: No, go ahead.

Doug Lane: OK. So just to wind that down, with the sale of Tactica and the - or the reallocation of these funds to your more traditional business, are we going to - we probably won’t see as much activity in the infomercial a lot, going forward?

Chris Carameros: This is Chris, Doug. You know, we’re not going to emphasize the infomercial. We may take a product here and there that has good potential for that, and want to launch that. But really, we do it as a process to get it into position in retail. But it’s not going to be our main emphasis, no.

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Doug Lane: ((inaudible)) retail, OK.

Chris Carameros: Right.

Doug Lane: OK. Jumping around a little bit - do you have a number of - because I know you have a pretty decent international business. Any idea how much foreign currency helped your numbers this quarter?

Male: It helped us somewhat. And Tom may want to comment on that. But again, as I’ve kind of explained in the past, we’ve hedged our cost of goods sold at a point in time. So basically, we’ve not - although you’ve seen a very sharp rise in the last couple of months - it does help the sales piece. But the overall bottom line (has) not changed much, because of the fact that we have hedged our cost of goods sold piece.

Doug Lane: OK. And then finally, on the seven cents of the one-time costs that you talked about - these will not be in next year’s quarter at all, right? So if I’m kind of modeling out - thinking, just - going after the November of ‘05 quarter, your real base is the 97 cents plus the seven cents on an ongoing basis. Is that a good way to look at it?

Male: That’s probably a good way to look at it. But you know, there’s always something that seems to pop up one way or the other. So you know how that goes. But again, you’re absolutely right.

Doug Lane: OK. And then sort of circling back on the other way - I assume that you knew about this seven-cents (hit) when you gave your outlook back in - when you reported the second quarter.

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Male: You know, we had some feelings about some of the issues that had to be at hand. But again, we did not have complete clarity. As we told - as Tom mentioned to you before, Tactica was undergoing some tough times, and those kind of things. And we anticipated some issues. But they did to Chapter 11 during the - during the quarter. So we went ahead and provided for that, which is appropriate thing to do.

Doug Lane: (OK). Thank you.

Male: Thank you, Doug.

Operator: Next, we’ll take a question from Richard Friary.

Richard Friary: Yes. Looks as though the OXO acquisition and some of these other things have worked out well. I’m wondering if there’s a good pipeline of potential acquisitions to sort of buttress and support the solid organic growth you have - keep the company growing the way it’s been.

Male: There actually is a lot of acquisitions. You know, everybody always asks me, you know, what’s our next acquisition? You know, we’re constantly looking at acquisitions. There are probably five or six that are at the top of our list. Will they happen, when will they happen? I don’t know. But, you know, we are pursuing them. And people do bring us potential deals, almost literally every day. So it’s something that we do look at. And hopefully, we’ll have something to report as time goes on.

Richard Friary: Right. Are they reasonably priced, or are they too expensive right now?

Male: Actually, I have not seen any that are unreasonably priced. It’s just sometimes, the seller has to decide on when they want to sell it. Because some companies have a problem (of) selling a company and not (having) anything to replace it with. So sometimes it’s just (timing), rather than the price.

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Richard Friary: OK, thank you.

Male: Thank you.

Operator: As a reminder, that is star one if you have a question. Next, we’ll take a question from Graham Tanaka.

Graham Tanaka: Yes, hi. Just (wondering) - you (weren’t) going to comment on the - on the segment reporting for the quarter. But I just was wondering if you could comment on your growth - your projections for the - for the rest of the year - where the growth (would) be coming from in the relative categories.

Male: Actually, the growth will come in the same categories that I mentioned, that helped grow our last quarter. Basically, it’s almost, you know, all the divisions - certainly, you know, the liquid products, the grooming, skin and hair care, carry a lot of promise. International is growing very nicely. Personal Care products - OXO is growing. So, I mean, it’s basically across the lines.

Tom Benson: This is Tom Benson. A lot of the growth will be from OXO year over year because the prior year, we did not have OXO in the fourth fiscal quarter. So that will be a lot of the growth. So we’re expecting continued growth, as we’ve had in both our core business and through our acquisitions. Once we buy (them, they do) - we hope they do continue to grow themselves.

Graham Tanaka: (Right). What would be the longer-term growth rate for OXO? And what are you seeing this quarter?

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Chris Carameros: This is Chris Carameros speaking. On OXO, you know, we’re very pleased the way it’s been performing. September was a record month for them. If you take a look at them on a calendar year, even prior to what we’ve - when we acquired them, they were having a record year. We continue to be optimistic that they will continue to do that - to do that range. We expect them to be at least in the - I would say - the 13 to 15 percent range in growth. And perhaps (they can be in) 20. Depends on how the (year) goes and the product selections (have).

But we’re very optimistic. It’s a great company, great people. And we think it’s a great combination for us, and it’s a great brand.

Graham Tanaka: (The) 13 to 15 percent growth would be in which period - or going forward, or ...

Chris Carameros: Going forward. I guess - when I take a look at it, I look at (it) annualizing. It’s all - as Tom just mentioned to you - it’s all positive growth for us. But on a year-to-year over what they’ve previously been doing ...

Graham Tanaka: Right.

Chris Carameros: ... (at) 13 to 15 percent growth.

Graham Tanaka: (You mean) - (you’re saying) for this year, or longer term?

Chris Carameros: You asked me for this year; that’s what (I’ve said) ...

Graham Tanaka: OK, I’m sorry. Then - and so longer term, can they keep that kind of - that’s pretty rapid growth ...

Male: You take a look at their history; they’ve been actually exceeding that, in the past. So we’re optimistic they can keep it up.

Graham Tanaka: And - I’m sorry, just - I didn’t have the numbers on that. So what kind of revenues would you expect for them to have for the full year this year ...

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Male: We’ve previously disclosed - and I guess in September, we thought their sales were going to be in the $95 million to $100 million range, on an annualized basis. And that was net sales. We expect it to be in that range.

Graham Tanaka: Great. Thank you very much.

Male: All right.

Male: Thank you.

Operator: As a final reminder, that is star one if you have a question or comment. Next, we’ll take a question from Jack Salzman.

Jack Salzman: Yes, hi, guys. Just a quick question on accounts receivable. It was up around 44 percent year to year. Can you tell us why it was up so much? And are you changing any of your standard terms?

Tom Benson: This is Tom Benson. We are not changing any of our standard terms. This year, we probably had more shipments towards the end of the quarter than in the prior year for the holiday season. Also, our international business has been growing and that business has some longer terms than our - all of our domestic business here. So there’s been no fundamental change in terms or anything. But it’s - some of it’s mix, and some of it’s timing of the sales.

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Jack Salzman: Is that going to fall back to a better rate in the first quarter? Or is there going to be some lumpiness in the first half?

Tom Benson: No. Our receivables and our inventory both kind of are higher. The inventory’s higher going into the third quarter. And it gets reduced through the third quarter and the fourth quarter. The receivables are at their peak at the end of the third quarter. And (they reduced) in the fourth quarter. So I expect, both in dollar terms and day terms, they’ll be lower at the end of the year.

Jack Salzman: (Good), thanks.

Operator: and our final question comes from Mimi Sokolowski.

Mimi Sokolowski: A few housekeeping type of questions first. The tax rate for the fourth quarter of (F05) - what should we assume? And what about for (F06)?

Chris Carameros: Mimi, this is Chris. I (would), again, (assume) 16 to 18 percent.

Mimi Sokolowski: OK.

Chris Carameros: OK?

Mimi Sokolowski: (And) the share count - unless my model is erroneous, it looks like it dropped the diluted share count, from the August quarter to the November quarter.

Male: Yes.

Mimi Sokolowski: Do I have that right, Tom?

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Tom Benson: Yes, you do.

Mimi Sokolowski: And to what could we attribute that?

Tom Benson: Function of price of the stock.

Male: It went from (32,907) to (32,198), primarily because of the dilution from the increase in the stock price.

Mimi Sokolowski: OK. But - say that again, it went from (32,9) to (32,2), correct? So it dropped pretty dramatically.

Male: Again, that’s ...

Mimi Sokolowski: Did you say the increase, or the decrease in the stock price?

Male: Well, the decrease ...

Male: The decrease in the stock price, Mimi, is what happens. As you know, when you do your earnings per share dilution ...

Mimi Sokolowski: (Right).

Male: ... it depends on the price stock for that quarter. So it depends on where your price is for that quarter.

Mimi Sokolowski: OK.

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Male: But actually, on the - on the fourth quarter, we’re forecasting - I think it was, what?

Male: (32,7) or ...

Male: (32,7) on our fourth quarter estimates. Depends on where the stock price is.

Mimi Sokolowski: Right. OK, but that’s all it was. I just wanted to make sure.

Male: That’s all it was, just math.

Mimi Sokolowski: And Chris, a couple for you?

Chris Carameros: Yes?

Mimi Sokolowski: Expansion plans for OXO, and also I’d like to know if the Revlon name has helped out brushes, combs and accessories at all. I know that it (was) kind of weak.

Chris Carameros: Yes, you know, BCA area - really, we’ve had sales increases except for one private-label customer. So we’re getting that, I guess, turned around, so to speak.

Mimi Sokolowski: Great.

Chris Carameros: We’re optimistic about that. Secondly, Revlon will be a positive force. And again, we just introduced that line. We’ve had nice placement with it, along with product. Because I (always) say the brand gets you the date, and the product makes the marriage. So we’re introducing some great product behind the Revlon name in the BCA area, and we’re very optimistic with it.

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Mimi Sokolowski: OK. And the second one on OXO - expansion plans there. I know they had, I guess, a flat year in the last year ...

Male: (If you take) ...

Mimi Sokolowski: ... at the time of acquisition.

Male: (Yes, but) if you take a look at, you know, where we were, and you say flat year, they were up, but not quite as much. But if you take a look at the 12 months, (they’re) having a very nice increase. And again, you look at the last, you know, six months they’ve been with us (and) last quarter, I would say it was a record, you know, for them. And if you take a look at the placement and their variety of customers, (what) we’ve talked about in the past, going to maybe a different distribution piece - different products, we’re optimistic we can take that 95 million to 100 million bucks and grow it by $10 million or $15 million on top of that.

Mimi Sokolowski: Possibly - aside from what OXO is doing on its own, Helen of Troy could enhance distribution, and maybe ...

Male: Sure. You know, we can enhance distribution. But also I’ve spent 10 days in China with (Alex Lee). And we’re taking a look at absorbing some of those sourcing capabilities that we have as we go on, and helping out in different categories. So we think it’ll be - it’s a great acquisition and a great name.

Mimi Sokolowski: All right, then. Thank you very much.

Operator: And there are no further questions at this time. Gentlemen, I’d like to turn the call back over to you.

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Gerald Rubin: Well, thank you, everybody, for listening in to our third quarter conference call. And I look forward to speaking with all of you, with our year-end results.

Thank you again.

Operator: And that does conclude today’s teleconference. We thank you for your participation. And you may now disconnect.

END